Exhibit 10.23(a)

LEASE

between

FOCUS ENHANCEMENTS, INC.

(Tenant)

and

CARRAMERICA REALTY CORPORATION

(Landlord)

May 31, 2000

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9.	FIRE AND OTHER CASUALTY		11

	A.	Termination	11
	B.	Restoration	11

10.	EMINENT DOMAIN		11

11.	RIGHTS RESERVED TO LANDLORD		11

	A.	Name	11
	B.	Signs	12
	C.	Window Treatments	12
	D.	Keys	12
	E.	Access	12
	F.	Preparation for Reoccupancy	12
	G.	Heavy Articles	12
	H.	Show Premises	12
	I.	Relocation of Tenant	12
	J.	Use of Lockbox	12
	K.	Repairs and Alterations	12
	L.	Landlord’s Agents	13
	M.	Building Services	13
	N.	Other Actions	13

12.	TENANT’S DEFAULT		13

	A.	Rent Default	13
	B.	Certain Performance Default	13
	C.	Other Performance Default	13
	D.	Credit Default	13
	E.	Vacation or Abandonment Default	13

13.	LANDLORD REMEDIES		13

	A.	Termination of Lease or Possession	13
	B.	Lease Termination Damages	14
	C.	Possession Termination Damages	14
	D.	Landlord’s Remedies Cumulative	14
	E.	WAIVER OF TRIAL BY JURY	14
	F.	Litigation Costs	14

14.	SURRENDER		15

15.	HOLDOVER		15

16.	SUBORDINATION TO GROUND LEASES AND MORTGAGES		15

	A.	Subordination	15
	B.	Termination of Ground Lease or Foreclosure of Mortgage	15
	C.	Security Deposit	15
	D.	Notice and Right to Cure	16
	E.	Definitions	16

17.	ASSIGNMENT AND SUBLEASE		16

	A.	In General	16
	B.	Landlord’s Consent	16
	C.	Procedure	16
	D.	Change of Management or Ownership	17
	E.	Excess Payments	17
	F.	Recapture	17
	G.	Permitted Transfers	17

18.	CONVEYANCE BY LANDLORD		17

19.	ESTOPPEL CERTIFICATE		18

20.	SECURITY DEPOSIT		18

21.	FORCE MAJEURE		19

22.	TENANT’S PERSONAL PROPERTY AND FIXTURES		19

23.	NOTICES		20

	A.	Landlord	20
	B.	Tenant	20

24.	QUIET POSSESSION		20

25.	REAL ESTATE BROKER		20

26.	MISCELLANEOUS		20

	A.	Successors and Assigns	20
	B.	Date Payments Are Due	20
	C.	Meaning of “Landlord”, “Re-Entry, “including” and “Affiliate”	21
	D.	Time of the Essence	21
	E.	No Option	21
	F.	Severability	21
	G.	Governing Law	21
	H.	Lease Modification	21
	I.	No Oral Modification	21

	J.	Landlord’s Right to Cure	21
	K.	Captions	21
	L.	Authority	21
	M.	Landlord’s Enforcement of Remedies	21
	N.	Entire Agreement	21
	O.	Landlord’s Title	21
	P.	Light and Air Rights	21
	Q.	Singular and Plural	22
	R.	No Recording by Tenant	22
	S.	Exclusivity	22
	T.	No Construction Against Drafting Party	22
	U.	Survival	22
	V.	Rent Not Based on Income	22
	W.	Building Manager and Service Providers	22
	X.	Late Charge and Interest on Late Payments	22
	Y.	Tenant’s Financial Statements	22
	Z.	Parking	22

27.	UNRELATED BUSINESS INCOME		22

28.	HAZARDOUS SUBSTANCES		23

29.	EXCULPATION		23

30.	UTILITY DEREGULATION		23

	A.	Landlord Controls Selection	23
	B.	Tenant Will Provide Access	23
	C.	Landlord Not Responsible for Change in Service	23

ATTACHMENTS
Appendix A	–	Plan of Premises
Appendix B	–	Rules and Regulations
Appendix C	–	Tenant Improvement Agreement
Appendix D	–	Mortgages Currently Affecting the Project
Appendix E	–	Commencement Date Confirmation
Appendix F	–	Legal Description
Addendum 1	–	Renewal Option
Addendum 2	–	Right of First Offer

LEASE

THIS LEASE (the “Lease”) is made as of June 7, 2000 between CARRAMERICA REALTY CORPORATION, a Maryland corporation (the “Landlord”) and the Tenant as named in the Schedule below.  For purposes of this Lease, the term “Project” means the land legally described in Appendix F hereto (the “Land”) and buildings A, B and C located thereon.  The Project is a portion of the Sunset Corporate Park, Hillsboro, Oregon.  “Premises” means that part of Building A of the Project leased to Tenant described in the Schedule and outlined on Appendix A.  “Building” means Building A of the Project.  “Common Area” means the sidewalks, halls, passageways, exits, entrances, elevators, corridors, accessways, lobby, and all other public areas of the Building.

The following schedule (the “Schedule”) is an integral part of this Lease.  Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1.             Tenant:  Focus Enhancements, Inc., a Delaware corporation

2.             Premises:  Sunset Corporate Park, Building A, 22867, Suite 120, NW Bennett Street, Hillsboro, Oregon  97124.  On the Commencement Date, Landlord shall deliver to Tenant possession of the entire Premises consisting of approximately 7,390 Rentable Square Feet (as defined in Section 3 below).  Beginning on the Commencement Date, Tenant shall pay Operating Cost Share Rent and Tax Share Rent to Landlord in accordance with Section 2A of the Lease.

3.             Rentable Square Feet of the Premises:  Approximately 7,390 Rentable Square Feet, subject to final space planning and area calculations.  As used herein, “Rentable Square Feet” or “RSF” shall have the same definition as “Floor Rentable Area” as defined in BOMA’s Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z651.1-1996).

4.             Tenant’s Proportionate Share:  (a) 16.90% (based upon a total of 43,717 Rentable Square Feet for Building A) as to all Operating Costs relating to Building A, as defined in Section 2(c)(1) of the Lease, including, without limitation, HVAC maintenance and repairs, elevator maintenance and repairs, building management fee, any janitorial services and supplies, window cleaning and property insurance; (b) 5.66%  (based upon a total of 130,461 Rentable Square Feet in the Buildings) of all Operating Costs of the Project, excluding all Operating Costs attributable to all or any part of  any Building in the Project, including without limitation, landscape costs, parking lot repair and maintenance, Landlord’s liability insurance costs; and (c) 5.66% of all Taxes (provided, however, that should Building A and the land on which it is located be separately assessed from the remainder of the Project, Tenant’s Proportionate Share of Taxes shall be 16.90% of Taxes payable with respect to such separately assessed parcel).  Tenant shall also pay an amount fairly and equitably apportioned by Landlord of the overhead costs relating to Landlord’s local management office, based on the RSF of the Premises and the total square footage of the buildings managed by Landlord’s local management office.

5.             Security Deposit:  $20,000.  See Section 20 of this Lease.

6.             Tenant’s Real Estate Broker for this Lease:  Hume Myers Tenant Counsel

7.             Landlord’s Real Estate Broker for this Lease:  Insignia/ESG, Inc.

8.             Tenant Improvements, if any:  See the Tenant Improvement Agreement attached hereto as Appendix C.

9.             Commencement Date:  The Commencement Date shall be the later of (a) May 1, 2000, or (b) the date the Tenant Improvements (as defined in Appendix C) are Substantially Complete (as defined in Appendix C) and Landlord has delivered possession of the Premises to the

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Tenant.  The parties will use best efforts to cause the Commencement Date to occur on May 1, 2000.  Landlord and Tenant shall execute a Commencement Date Confirmation substantially in the form of Appendix E promptly following the Commencement Date.

10.           Termination Date/Term: October 31, 2005

11.           Guarantor:  None.

12.           Base Rent:

	Square	Monthly	Total Monthly	Annual Base
Period	Footage	Base Rent/RSF	Base Rent	Rent

1 – 6	7,390	$-0-	$-0-	$-0-
7 – 36	7,390	$.97	$7,168.30	$86,019.60
37 – 66	7,390	$1.05	$7,759.50	$93,114.00

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1.     LEASE AGREEMENT.

On the terms and conditions stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.

2.     RENT.

A.    Types of Rent.  Tenant shall pay the following Rent in the form of a check to Landlord at the following address:

CarrAmerica Realty Corporation
Sunset Corporate Park
P.O. Box 402013
Atlanta, GA 30384-2013

or by wire transfer as follows:

NationsBank, N.A. (South)
ABA Number 061-000-052
Account Number 32-6303-9788

or in such other manner as Landlord may notify Tenant.

(1)           Base Rent in monthly installments in advance, the monthly installment for the seventh (7th) month payable concurrently with the execution of this Lease and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule.

(2)           Operating Cost Share Rent in an amount equal to the Tenant’s Proportionate Share of the Operating Costs for the applicable fiscal year of the Lease, paid monthly in advance in an amount reasonably estimated by Landlord.  Definitions of Operating Costs and Tenant’s Proportionate Share, and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2B, 2C and 2D.

(3)           Tax Share Rent in an amount equal to the Tenant’s Proportionate Share of the Taxes for the applicable fiscal year of this Lease, paid monthly in advance in an amount reasonably estimated by Landlord.  A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2B, 2C and 2D.

(4)           Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent, Operating Cost Share Rent, and Tax Share Rent, but including any interest for late payment of any item of Rent.

(5)           Rent as used in this Lease means Base Rent, Operating Cost Share Rent, Tax Share Rent and Additional Rent.  Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind.

B.    Payment of Operating Cost Share Rent and Tax Share Rent.

(1)           Payment of Estimated Operating Cost Share Rent and Tax Share Rent.  Landlord shall estimate the Operating Costs and Taxes of the Project by April 1 of each fiscal year, or as soon as reasonably possible thereafter.  Landlord may revise these estimates whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project.

Within ten (10) days after receiving the original or revised estimate from Landlord, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, multiplied by the number of months that have elapsed in the applicable fiscal year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed.  On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable.

(2)           Correction of Operating Cost Share Rent.  Landlord shall deliver to Tenant a report for the previous fiscal year (the “Operating Cost Report”) by May 15 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Operating Costs incurred, (b) the amount of Operating Cost Share Rent due from Tenant, and (c) the amount of Operating Cost Share Rent paid by Tenant.  Within twenty (20) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid.  If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant’s payments of Operating Cost Share Rent next coming due or, if no additional payments of Operating Cost Share Rent are due, the excess will be credited against Rent or refunded to Tenant, at Tenant’s option.

(3)           Correction of Tax Share Rent.  Landlord shall deliver to Tenant a report for the previous fiscal year (the “Tax Report”) by May 15 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Taxes, (b) the amount of Tax Share Rent due from Tenant, and (c) the amount of Tax Share Rent paid by Tenant.  Within twenty (20) days after such delivery, Tenant shall pay to Landlord the amount due from Tenant minus the amount paid by Tenant.  If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant’s payments of Tax Share Rent next coming due or, if no additional payments of Tax Share Rent are due, the excess will be credited against Rent or refunded to Tenant, at Tenant’s option.

C.    Definitions.

(1)           Included Operating Costs.  “Operating Costs” means any expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the management, maintenance, operation, insurance, repair and other related activities in connection with any part of the Project (including, without limitation, all costs, charges, and expenses incurred by Landlord in connection with any change in the Electric Service Provider or Alternate Service Provider (as defined in Section 30A) then providing electrical services, and the maintenance, repair, installation and service costs associated therewith) and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease.  Operating Costs shall also include the cost of any capital improvements which are intended to reduce Operating Costs or improve safety, and those made to keep the Project in compliance with governmental requirements applicable from time to time (collectively, the “Included Capital Items”); provided, that the costs of any Included Capital Item shall be amortized by Landlord, together with an amount equal to interest at ten percent (10%) per annum, over the estimated useful life of such item and such amortized costs will be included in Operating Costs for that portion of the useful life of the Included Capital Item which falls within the Term.

If the Project is not fully occupied during any portion of any fiscal year, Landlord may adjust (an “Equitable Adjustment”) Operating Costs to equal what would have been incurred by Landlord had the Project been fully occupied.  This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases.  Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.

If Landlord does not furnish any particular service whose cost would have constituted an Operating Cost to a tenant other than Tenant who has undertaken to perform such service itself, Operating Costs shall be increased by the amount which Landlord would have incurred if it had furnished the service to such tenant.

(2)           Excluded Operating Costs.  Operating Costs shall not include:

(a)           costs of alterations of tenant premises;

(b)           costs of capital improvements other than Included Capital Items;

(c)           interest and principal payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project;

(d)           real estate brokers’ leasing commissions;

(e)           legal fees, space planner fees and advertising expenses incurred with regard to leasing the Building or portions thereof;

(f)            any cost or expenditure for which Landlord is reimbursed, by insurance proceeds or otherwise, except by Operating Cost Share Rent;

(g)           the cost of any service furnished to any office tenant of the Project which Landlord does not make available to Tenant;

(h)           depreciation (except on any Included Capital Items);

(i)            franchise or income taxes imposed upon Landlord, except to the extent imposed in lieu of all or any part of Taxes;

(j)            costs of correcting defects in construction of the Building (as opposed to the cost of normal repair, maintenance and replacement expected with the construction materials and equipment installed in the Building in light of their specifications);

(k)           legal and auditing fees which are for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to Section 2B above;

(l)            the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Building; and

(m)          fines, penalties and interest.

(3)           Taxes.  “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith.  Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the “Rent Tax”).  Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful.

For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from all other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year.  Any refund or other adjustment to any Taxes by the taxing authority, shall apply during the year in which the adjustment is made.

Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.

(4)           Lease Year.  “Lease Year” means each consecutive twelve-month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the twelve months after the first day of the following month, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

(5)           Fiscal Year.  “Fiscal Year” means the calendar year, except that the first fiscal year and the last fiscal year of the Term may be a partial calendar year.

D.    Computation of Base Rent and Rent Adjustments.

(1)           Prorations.             If this Lease begins on a day other than the first day of a month, the Operating Cost Share Rent and Tax Share Rent shall be prorated for such partial month based on the actual number of days in such month.  If this Lease begins on a day other than the first day, or ends on a day other than the last day, of the fiscal year, Operating Cost Share Rent and Tax Share Rent shall be prorated for the applicable fiscal year.

(2)           Default Interest.  Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at twelve percent (12%) per annum.

(3)           Rent Adjustments.  The square footage of the Premises and the Building set forth in the Schedule are conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Premises or the Building.  If any Operating Cost paid in one fiscal year relates to more than one fiscal year, Landlord may proportionately allocate such Operating Cost among the related fiscal years.

(4)           Books and Records.  Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices.  Tenant and its certified public accountant may inspect Landlord’s records at Landlord’s office upon at least seventy-two (72) hours’ prior notice during normal business hours during the ninety (90) days following the respective delivery of the Operating Cost Report or the Tax Report.  The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Building.  Unless Tenant sends to Landlord any written exception to either such report within said ninety (90) day period, such report shall be deemed final and accepted by Tenant.  Tenant shall pay the amount shown on both reports in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception.  If Tenant makes a timely exception, Landlord shall cause its independent certified public accountant to issue a final and conclusive resolution of Tenant’s exception.  Tenant shall pay the cost of such certification unless Landlord’s original determination of annual Operating Costs or Taxes overstated the amounts thereof by more than five percent (5%). Tenant shall then have 30 days to review such certification.

(5)         Miscellaneous.  So long as Tenant is in default of any obligation under this Lease, Tenant shall not be entitled to any refund of any amount from Landlord.  If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within thirty (30) days after the earlier of (i) Landlord’s notice to Tenant of the amount when it is determined, or (ii) Tenant’s demand for such refund.  Landlord may commingle any payments made with respect to Operating Cost Share Rent or Tax Share Rent, without payment of interest.

3.            PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES.

A.            Condition of Premises.  Except to the extent of the Tenant Improvements identified in Appendix C, Landlord is leasing the Premises to Tenant “as is”, without any obligation to alter, remodel, improve, repair or decorate any part of the Premises.

B.            Tenant’s Possession.  Tenant’s taking possession of any portion of the Premises shall be conclusive evidence that the entire Premises was in good order, repair and condition, except that Tenant shall (a) have thirty (30) days to identify “punch list” items to Landlord in writing for which Tenant shall have no liability; (b) identify any latent defects to Landlord in writing within one (1) year of the date Tenant takes possession.  If Landlord authorizes Tenant to take possession of any part of the Premises prior to the Commencement Date for purposes of doing business, all terms of this Lease shall apply to such pre-Term possession, including Base Rent at the rate set forth for the First Lease Year in the Schedule, prorated for any partial month.

C.            Maintenance.  Throughout the Term, Tenant shall maintain the Premises in good condition, loss or damage caused by the elements, ordinary wear and tear, and fire and other casualty excepted, and at the termination of this Lease, or Tenant’s right to possession, Tenant shall return the Premises to Landlord in broom-clean condition.  To the extent Tenant fails to perform its obligations, Landlord may, but need not, after written notice to Tenant informing Tenant of such intent and providing Tenant the opportunity to dispute the allegation or perform repairs themselves, restore the Premises to such condition and Tenant shall pay the cost thereof.  The cost of any repairs made by Landlord on account of Tenant’s default, or on the account of the misuse or neglect by Tenant or its employees, agents, invitees or Contractor’s anywhere in the Project, shall become Additional Rent, payable by Tenant immediately upon Landlord’s demand.

4.     PROJECT SERVICES.

So long as Tenant is not in default under this Lease, Landlord shall furnish services as follows:

A.            Heating and Air Conditioning.  During the normal business hours of 6:00 a.m. to 9:00 p.m., Monday through Friday, and 9:00 a.m. to 4:00 p.m. on Saturday, Landlord shall furnish heating and air conditioning to provide a comfortable temperature, in Landlord’s judgment, for normal business operations, except to the extent Tenant installs equipment which adversely affects the temperature maintained by the air conditioning system.  If Tenant installs such equipment, Landlord may install supplementary air conditioning units in the Premises, and Tenant shall pay to Landlord upon demand as Additional Rent the cost of installation, operation and maintenance thereof.  Landlord shall furnish heating and air conditioning after business hours if Tenant provides Landlord reasonable prior notice, and pays Landlord all then current charges for such additional heating or air conditioning.

B.            Elevators.  Landlord shall provide passenger elevator service during normal business hours to Tenant in common with Landlord and all other tenants.  Landlord shall provide limited passenger service at other times, except in case of an emergency.

C.            Electricity.  Landlord shall provide sufficient electricity to operate normal office lighting and equipment.  Tenant shall not install or operate in the Premises any electrically operated equipment or other machinery, other than business machines and equipment normally employed for general office use which do not require high electricity consumption for operation, without obtaining the prior written consent of Landlord.  If any or all of Tenant’s equipment requires electricity consumption in excess of that which is necessary to operate normal office equipment, such consumption (including consumption for computer or telephone rooms and special HVAC equipment) shall be submetered by Landlord at Tenant’s expense, and Tenant shall reimburse Landlord as Additional Rent for the cost of its submetered consumption based upon Landlord’s average cost of electricity.  Such Additional Rent shall be in addition to Tenant’s obligations pursuant to Section 2A(2) to pay its Proportionate Share of Operating Costs.

D.            Water.  Landlord shall furnish hot and cold tap water for drinking and toilet purposes.  Tenant shall pay Landlord for water furnished for any other purpose as Additional Rent at rates fixed by Landlord.  Tenant shall use reasonable efforts not to permit water to be wasted.

E.             Janitorial Service.  None.

F.             Interruption of Services.  If any of the Building equipment or machinery ceases to function properly for any cause Landlord shall use reasonable diligence to repair the same promptly.  Landlord’s inability to furnish, to any extent, the Project services set forth in this Section 4, or any cessation thereof resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Building shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof.  However, in the event that an interruption of the Project services set forth in this Section 4 causes the Premises to be untenantable for a period of at least five (5) consecutive business days, monthly Rent shall thereafter be abated.

5.     ALTERATIONS AND REPAIRS.

A.            Landlord’s Consent and Conditions.  Tenant shall not make any improvements or alterations to the Premises (the “Work”) without in each instance submitting in advance plans and specifications for the Work to Landlord, and without obtaining Landlord’s prior written consent which shall not be unreasonably withheld or delayed, except that Landlord’s consent shall not be required for interior, nonstructural alterations that do not exceed Five Thousand Dollars ($5,000) in cost per project so long as (a) such Work does not impact the base structural components or systems of the Building and (b) such work will not impact any other tenant’s premises, and (c) such Work is not visible from outside the Premises.  Notwithstanding the foregoing, Landlord may withhold its consent in its sole discretion for any Work which (a) impacts the base structural components or the Building systems, (b) impacts any other tenant’s premises, or (c) is visible from outside the Premises.  All improvements or alterations greater than Five Thousand Dollars ($5,000) shall be performed by a contractor approved in writing by Landlord prior to commencing such construction, such approval not being unreasonably withheld, conditioned or delayed.

Tenant shall reimburse Landlord for actual costs incurred for review of the plans and all other items submitted by Tenant.  Tenant shall pay for the cost of all Work as and when such payment is first due.  All Work shall become the property of Landlord upon its installation, except for Tenant’s trade fixtures and for items which Landlord requires Tenant to remove at Tenant’s cost at the termination of the Lease pursuant to Section 5E.  Notwithstanding the foregoing, unless Tenant is in default under this Lease, Tenant shall retain ownership of any and all telephone systems, computer systems, air filtration systems and other such systems which are installed at the Premises but are reasonably removable.

The following requirements shall apply to all Work:

(1)           Prior to commencement, Tenant shall furnish to Landlord building permits, certificates of insurance satisfactory to Landlord, and, at Landlord’s request, security for payment of all costs that are incurred by Landlord.

(2)           Tenant shall use reasonable efforts to perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

(3)           The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations (“Governmental Requirements”).

(4)           Tenant shall use reasonable efforts to perform all Work so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

(5)           Tenant shall perform all Work in compliance with Landlord’s “Policies, Rules and Procedures for Construction Projects” in effect at the time the Work is performed, provided that such “Policies, Rules and Procedures for Construction Projects” are provided in writing to Tenant at least thirty (30) days prior to initiation of such Work.

(6)           Tenant shall permit Landlord to supervise all Work.  Landlord may charge a supervisory fee not to exceed fifteen percent (15%) of labor, material, and all other costs of the Work, if Landlord’s employees or contractors perform the Work.

(7)           Upon completion, Tenant shall furnish Landlord with contractor’s affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation required in Landlord’s “Policies, Rules and Procedures for Construction Projects” which Tenant acknowledges has been delivered to Tenant with this Lease.

B.    Damage to Systems.  If any part of the mechanical, electrical or other systems in the Premises are damaged, Tenant shall promptly notify Landlord, and Landlord shall repair such damage.  Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement.  Tenant shall at its expense make all other repairs necessary to keep the Premises, and Tenant’s fixtures and personal property, in good order, condition and repair; to the extent Tenant fails to do so after notification in writing and a reasonable period thereafter to cure, Landlord may make such repairs itself.  The cost of any repairs made by Landlord on account of Tenant’s default, or on account of the misuse or neglect by Tenant or its invitees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Tenant on demand unless such invitees, contractors or agents are employees or agents or Landlord in which case such costs shall be waived.

C.    No Liens.  Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Project; any such lien or encumbrance shall attach to

Tenant’s interest only.  If any mechanic’s lien is filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within ten (10) days thereafter either discharge or contest the lien or claim.  If Tenant contests the lien or claim, then Tenant shall (i) within such ten (10) day period, provide Landlord adequate security for the lien or claim, (ii) promptly contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding.  If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as reasonable attorney’s fees and other reasonable expenses incurred by Landlord, shall become Additional Rent payable by Tenant on demand.

D.            Ownership of Improvements.  All Work as defined in this Section 5, and all partitions, hardware, equipment, machinery, and all other improvements and all fixtures except trade fixtures, constructed in the Premises by either Landlord or Tenant (collectively, “Additions”), shall become Landlord’s property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing prior to installation.  At Landlord’s option, all Additions will either be (a) surrendered to Landlord with the Premises at the termination of the Lease or of Tenant’s right to possession, or (b) removed in accordance with Subsection 5E below (unless Landlord at the time it gives its consent to the performance of such construction expressly waives in writing the right to require such removal).

E.             Removal at Termination.  Upon the termination of this Lease or Tenant’s right of possession, Tenant shall remove from the Project its trade fixtures, furniture, moveable equipment and other personal property, any Additions which Landlord elects shall be removed by Tenant pursuant to Section 5D, and any Additions to any portion of the Project other than the Premises.  Tenant shall repair all damage caused by the installation or removal of any of the foregoing items.  If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person.  Landlord shall not be a bailee of any such personal property.  If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any reasonable expenses incurred for disposition.

6.     USE OF PREMISES.

Tenant shall use the Premises only for general office purposes.  Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord’s insurance on the Project.  Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises.  Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other tenant or with the operation of the Project by Landlord.  Tenant shall not permit any nuisance or waste upon the Premises, or allow any offensive noise or odor in or around the Premises.

If any governmental authority deems the Premises to be a “place of public accommodation” under the Americans with Disabilities Act or any other comparable law as a result of Tenant’s use, then Tenant shall either modify its use and cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Building or the Premises under such laws.  Landlord represents to Tenant that, to Landlord’s commercially reasonable knowledge, on the Commencement Date the Project will comply with applicable building codes, including the Americans with Disabilities Act.

7.     GOVERNMENTAL REQUIREMENTS AND BUILDING RULES.

Tenant shall comply with all Governmental Requirements applying to its use of the Premises.  Tenant shall also comply with all reasonable rules established for the Project from time to time by Landlord.  The current rules and regulations are contained in Appendix B.  Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way.  Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to Tenant and tenants in the Building under leases containing rules and regulations similar to this Lease.  In the event of alterations and repairs performed by Tenant, Tenant shall comply with the provisions of Section 5 of this Lease and also Landlord’s “Policies, Rules and Regulations for Construction Projects”.

8.     WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

A.            Indemnification.  Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Project and arising from the use of the Premises or from any other act or omission or negligence of Tenant or any of Tenant’s employees or agents; provided, however, that Landlord (i) promptly notifies Tenant in writing of such claim, suit or proceeding; (ii) gives Tenant the right to control and direct investigation, preparation, defense and settlement of any claim, suit or proceeding provided, however, that Tenant must use counsel approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; and (iii) gives assistance and full cooperation for the defense of same. Tenant shall pay any resulting damages, costs and expenses finally awarded to a third party but Tenant is not liable for such amounts, or for settlements incurred by Landlord without Tenant’s written authorization..  Tenant’s obligations under this section shall survive the termination of this Lease.

Landlord shall indemnify, defend and hold harmless Tenant and its officers, directors, employees and agents against any claim by any third party for damage to person or Premises or from any other act or omission or negligence of Landlord or any of Landlord’s employees or agents.  Landlord’s obligations under this section shall survive the termination of this Lease.

LANDLORD AND TENANT AGREE THAT IN ANY CLAIMS FOR PERSONAL INJURY (INCLUDING ALL CONSEQUENTIAL, GENERAL, PUNITIVE AND SPECIAL DAMAGES) BROUGHT AGAINST EITHER OR BOTH OF THEM (WHETHER JOINTLY OR SEVERALLY) BY ANY CLAIMANT, NEITHER LANDLORD NOR TENANT WILL ASSERT ANY DEFENSE BASED ON ANY LIMITATION OF (OR EXCEPTION FROM) LIABILITY BASED ON ANY WORKER’S COMPENSATION LAW, IF THE RESULT OF SUCH DEFENSE WOULD BE TO INCREASE THE LIABILITY OF THE OTHER PARTY TO THE CLAIMANT, OR TO INCREASE THE AMOUNT OF DAMAGES THAT THE OTHER PARTY WOULD HAVE TO PAY OR WOULD LIMIT THE OTHER PARTY’S RIGHT TO SEEK CONTRIBUTION OR INDEMNIFICATION.  THIS PROVISION IS FOR THE SOLE BENEFIT OF LANDLORD AND TENANT; IT IS NOT FOR THE BENEFIT OF ANY CLAIMANT.  THIS WAIVER HAS BEEN SPECIFICALLY NEGOTIATED BY THE PARTIES AND EACH PARTY HAS CONSULTED WITH INDEPENDENT COUNSEL REGARDING THIS WAIVER.

B.           Tenant’s Insurance.  Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1)            Commercial General Liability Insurance, with (a) Contractual Liability including the indemnification provisions contained in this Lease, (b) a severability of interest endorsement, (c) limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Five Million Dollars ($5,000,000).

(2)          Property Insurance against “All Risks” of physical loss covering the replacement cost of all improvements, fixtures and personal property.  Tenant waives all rights of subrogation, and Tenant’s property insurance shall include a waiver of subrogation in favor of Landlord.

(3)          Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$250,000
Disease—Policy Limit	$250,000
Disease—Each Employee	$250,000

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents.

Tenant’s insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee.  Landlord, and Landlord’s building manager or agent and ground lessor, if any, shall be named as additional insureds in insurance policies required of the Tenant in Section 8B(1).  The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord’s approval, and any such company shall be licensed to do business in the state in which the Building is located.  Such insurance companies shall have a A.M. Best rating of A:VI or better.

Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1)          Commercial General Liability Insurance, including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.

(2)          Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents.  Tenant’s contractor’s insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees.  Tenant and Landlord, and if any, Landlord’s building manager or agent, mortgagee or ground lessor shall be named as additional insured on Tenant’s contractor’s insurance policies.

C.                                  Insurance Certificates.  Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) days prior to the Commencement Date and each renewal date.  Each certificate will provide for thirty (30) days prior written notice of cancellation to Landlord and Tenant.

D.                                    Landlord’s Insurance.  Landlord shall maintain “All-Risk” property insurance at replacement cost, including loss of rents, on the Building, and Commercial General Liability insurance policies covering the common areas of the Building, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project.

E.                                      Waiver of Subrogation.  Landlord and Tenant each waive all claims against the other for property damage to the extent that the claims are or would be covered by the “All-Risk” coverage against property damage that this Lease requires the party suffering the loss to carry.  The parties agree that each party bears and will insure against the risk of loss or damage to its own property caused by the negligence of the other party.  The respective “All-Risk” coverage property insurance policies carried by Landlord and Tenant shall each contain enforceable waiver of subrogation endorsements.

9.     FIRE AND OTHER CASUALTY.

A.                                    Termination.  If a fire or other casualty causes substantial damage to the Building or the Premises, Landlord shall engage a registered architect to certify within one (1) month of the casualty to both Landlord and Tenant the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods.  If the time needed exceeds twelve (12) months from the beginning of the restoration, or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Lease, then in the case of the Premises, either Landlord or Tenant may terminate this Lease, and in the case of the Building, Landlord may terminate this Lease, by notice to the other party within ten (10) days after the notifying party’s receipt of the architect’s certificate.  The termination shall be effective thirty (30) days from the date of the notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Premises which has been untenantable after the casualty.

B.            Restoration.  If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises subject to current Governmental Requirements.  Tenant shall replace its damaged improvements, personal property and fixtures.  Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable, except to the extent that Tenant’s negligence caused the casualty.

10.  EMINENT DOMAIN.

As used herein, “Date of Taking” means the date the party seeking to exercise its right of eminent domain has the right to possession of the property being taken.  If a part of the Building is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking.  If any substantial portion of the Project is taken without affecting the Premises, then Landlord may terminate this Lease as of the date of such taking.  Rent shall abate from the date of the taking in proportion to any part of the Premises taken.  The entire award for a taking of any kind shall be paid to Landlord, and Tenant shall have no right to share in the award.  All obligations accrued to the date of the taking shall be performed by the party liable to perform said obligations, as set forth herein.

11.  RIGHTS RESERVED TO LANDLORD.

Landlord may exercise at any time any of the following rights in operating of the Project without liability to the Tenant of any kind:

A.            Name.  To change the name or street address of the Building or the suite number(s) of the Premises.

B.            Signs.  To install and maintain any signs on the exterior and in the interior of the Building, and to approve at its sole discretion, prior to installation, any of Tenant’s signs in the Premises visible from the common areas or the exterior of the Building.  Tenant shall have the right to standard directory and a lobby signage.

C.            Window Treatments.  To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area.

D.            Keys.  To retain and use at any time passkeys to enter the Premises or any door within the Premises.  Tenant shall not alter or add any lock or bolt without Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed.

E.             Access.  To have access to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease upon reasonable notice, which notice may be by telephone call to the Premises, except in the case of emergency, when no notice shall be required.

F.             Preparation for Reoccupancy.  To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.

G.            Heavy Articles.  To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant’s property.  Tenant shall move its property entirely at its own risk.

H.            Show Premises.  To show the Premises to prospective purchasers, tenants, brokers, lenders, investors, rating agencies or others at any reasonable time, provided that Landlord gives prior notice to Tenant and does not materially interfere with Tenant’s use of the Premises.

I.              Relocation of Tenant.  To relocate the Tenant, upon thirty days’ prior written notice, from all or part of the Premises (the “Old Premises”) to another area in the Project (the “new premises”), provided that:

(1)           the size of the new premises is at least equal to the size of the Old Premises;

(2)           Landlord pays the cost of moving the Tenant and improving the new premises to the standard of the Old Premises.  Tenant shall cooperate with Landlord in all reasonable ways to facilitate the move, including supervising the movement of files or fragile equipment, designating new locations for furniture, equipment and new telephone and electrical outlets, and determining the color of paint in the new premises; and

(3)           Tenant at its sole discretion agrees to such relocation.

J.             Use of Lockbox.  To designate a lockbox collection agent for collections of amounts due Landlord.  In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment.  However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within twenty-one (21) days after such receipt or collection a check equal to the amount sent by Tenant.

K.            Repairs and Alterations.  To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building.  Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any Work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred.  Landlord may do or permit any work on any nearby building, land, street, alley or way.

L.            Landlord’s Agents.  If Tenant is in default under this Lease, to possess Tenant’s funds or negotiate Tenant’s negotiable instruments that Landlord may legally have within its possession or control, which possession or negotiation by Landlord shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

M.           Building Services.  To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises.

N.            Other Actions.  To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building.

12.                               TENANT’S DEFAULT.

Any of the following shall constitute a default by Tenant:

A.            Rent Default.  Tenant fails to pay any Rent when due.

B.            Certain Performance Default.  If Tenant, whether by action or inaction, defaults in its obligations under Section 8 (Insurance), Section 17 (Assignment and Sublease), or Section 28 (Hazardous Substances);

C.            Other Performance Default.  Tenant fails to perform any other obligation to Landlord under this Lease, and, in the case of only the first two (2) such failures during the Term of this Lease, this failure continues for ten (10) days after written notice from Landlord, except that if Tenant begins to cure its failure within the ten (10) day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the ten (10) day period shall be extended to sixty (60) days, or such lesser period as is reasonably necessary to complete the cure;

D.            Credit Default.  One of the following credit defaults occurs:

(1)           Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant or for any substantial part of its property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of thirty (30) days or results in the entry of an order for relief against Tenant which is not fully stayed within seven days after entry;

(2)           Tenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

(3)           Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest.

E.             Vacation or Abandonment Default.  Tenant vacates or abandons the Premises.

13.  LANDLORD REMEDIES.

A.            Termination of Lease or Possession.  If Tenant defaults, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant’s possession of the Premises without terminating this Lease.  In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant.

B.            Lease Termination Damages.  If Landlord terminates the Lease, Tenant shall pay to Landlord all Rent due on or before the date of termination, plus Landlord’s reasonable estimate of the aggregate Rent that would have been payable from the date of termination through the Termination Date, reduced by the rental value of the Premises calculated as of the date of termination for the same period, taking into account anticipated vacancy prior to reletting, reletting expenses and market concessions, both discounted to present value at the rate of five percent (5%) per annum.  If Landlord shall relet any part of the Premises for any part of such period before such present value amount shall have been paid by Tenant or finally determined by a court, then the amount of Rent payable pursuant to such reletting (taking into account vacancy prior to reletting and any reletting expenses or concessions) shall be deemed to be the reasonable rental value for that portion of the Premises relet during the period of the reletting.

C.            Possession Termination Damages.   If Landlord terminates Tenant’s right to possession without terminating the Lease and Landlord takes possession of the Premises itself, Landlord may relet any party of the Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building.  Any proceeds from reletting the Premises shall first be applied to the expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses.  If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due.  Any excess proceeds shall be retained by Landlord.

D.            Landlord’s Remedies Cumulative.  Unless otherwise stated herein, all of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity.  Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation.  Landlord’s acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord’s notice to Tenant, or termination of the Lease or of Tenant’s right to possession, the acceptance shall not affect such notice or termination.  Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment.  Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or mitigate any default by Tenant.  Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate until paid.

E.             WAIVER OF TRIAL BY JURY.  EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE.  EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN OREGON, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

F.             Litigation Costs.  The reasonable legal fees and expenses of both parties and all costs of litigation (including all fees and costs in any appeal) shall be borne by the party against which the court of competent jurisdiction rules.

14.  SURRENDER.

Upon termination of this Lease or Tenant’s right to possession, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and tear excepted.  If Landlord requires Tenant to remove any alterations, then Tenant shall remove the alterations in a good and workmanlike manner and restore the Premises to its condition prior to their installation.  Tenant will not be required to modify or reconfigure the Premises from its configuration on the Commencement Date.

15.  HOLDOVER.

A.            Except as provided in Subsection B below, Tenant shall have no right to holdover possession of the Premises after the expiration or termination of this Lease without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion.  If Tenant retains possession of any part of the Premises after the Term, Tenant shall become a month-to-month tenant for the entire Premises upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant shall pay all of Base Rent, Operating Cost Share Rent and Tax Share Rent at one hundred fifty (150%) percent of the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession.  Tenant shall also pay Landlord all of Landlord’s direct and consequential damages.  No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession or any other of Landlord’s remedies.

B.            Tenant shall have the option to holdover for an additional term of three (3) months upon not less than six (6) months prior written notice to Landlord.  Tenant shall pay Base Rent, Operating Cost Share Rent and Tax Share Rent at a rate equal to one hundred twenty-five percent (125%) of the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month of the holdover term.

16.  SUBORDINATION TO GROUND LEASES AND MORTGAGES.

A.            Subordination.  This Lease shall be subordinate to any present or future ground lease or mortgage affecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease.  The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall within ten (10) days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination.  Any mortgagee has the right, at its option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant.

B.            Termination of Ground Lease or Foreclosure of Mortgage.  If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser.  The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project.  At the request of Landlord, ground lessor or mortgagee, Tenant shall execute and deliver within ten (10) days of the request any document furnished by the requesting party to evidence Tenant’s agreement to attorn.

C.            Security Deposit.  Any ground lessor or mortgagee shall be responsible for the return of any security deposit by Tenant only to the extent the security deposit is received by such ground lessor or mortgagee.

D.            Notice and Right to Cure.  The Project is subject to any ground lease and mortgage identified with name and address of ground lessor or mortgagee in Appendix D to this Lease (as the same may be amended from time to time by written notice to Tenant).  Tenant will send by registered or certified mail to any ground lessor or mortgagee identified either in such Appendix or in any later notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord.  If Landlord fails to cure such default within the required time period under this Lease, but ground lessor or mortgagee begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued and Tenant’s right to quiet enjoyment of the Premises is not disturbed.

E.             Definitions.  As used in this Section 16, “mortgage” shall include “deed of trust” and/or “trust deed” and “mortgagee” shall include “beneficiary” and/or “trustee”, “mortgagee” shall include the mortgagee of any ground lessee, and “ground lessor”, “mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.

17.  ASSIGNMENT AND SUBLEASE.

A.            In General.  Tenant shall not, without the prior consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant’s interest in this Lease, (iii) sublet all or any part of the Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Premises without prior written permission of Landlord which such permission shall not be unreasonably withheld, conditioned or delayed.  Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any assignment, sublease or transfer.  No consent granted by Landlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy.  Tenant shall pay all of Landlord’s attorneys’ fees and other expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed assignment or subletting.  Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord’s prior written consent shall be void.  If Tenant assigns this Lease or sublets and part of the Premises, then any rights of Tenant to renew this Lease, extend the Term or to lease additional space in the Project shall be automatically extinguished thereby and will not be transferred to the assignee or subtenant, all such rights being personal to the Tenant named herein.

B.            Landlord’s Consent.  Landlord will not unreasonably withhold its consent to any proposed assignment or subletting.  It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if (i) Tenant is in default under this Lease, (ii) the proposed assignee or subleases is a tenant in the Project or an affiliate of such a tenant or a party that Landlord has identified as a prospective tenant in the Project, (iii) the financial responsibility, nature of business, and character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord, (iv) in the reasonable judgment of Landlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is not in keeping with Landlord’s standards for the Building or are in violation of the terms of this Lease or any other leases in the Project, (v) the proposed assignee or subtenant is a government entity, or (vi) the proposed assignment is for less than the entire Premises or for less than the remaining Term of the Lease.  The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.

C.            Procedure.  Tenant shall notify Landlord of any proposed assignment or sublease at least thirty (30) days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or subtenant, its corporate affiliates in the case of a corporation and its partners in a case of a partnership, an execution copy of the proposed assignment or sublease, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed assignee or subtenant.  Landlord shall respond to the proposed assignment within five (5) business days of such notice and any lack of response shall be deemed an acceptance of the proposal by Landlord. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form reasonably satisfactory to Landlord at least fifteen (15) days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease.  As a condition to any effective sublease, subtenant shall execute and deliver in form reasonably satisfactory to Landlord at least fifteen (15) days prior to the effective date of the sublease, an agreement to comply with all of Tenant’s obligations under this Lease, and at Landlord’s option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires.

D.            Change of Management or Ownership.  Any transfer of the direct or indirect power to affect the management or policies of Tenant or direct or indirect change in twenty-five percent (25%) or more of the ownership interest in Tenant shall constitute an assignment of this Lease.

E.             Excess Payments.  If Tenant assigns this Lease or sublets any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublet, then Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of any such excess immediately upon receipt.

F.             Recapture.  Landlord may, by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s notice of assignment or subletting, terminate this Lease with respect to the space described in Tenant’s notice, as of the effective date of the proposed assignment or sublease and all obligations under this Lease as to such space shall expire except as to any obligations that expressly survive any termination of this Lease.

G.            Permitted Transfers.  Notwithstanding anything to the contrary in the Lease, Tenant may, without Landlord’s prior written consent and without payment of any amount to Landlord, sublet the Premises or assign the Lease to (a) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Tenant, (b) a successor corporation related to Tenant by merger, consolidation, nonbankruptcy reorganization, or government action, or (c) a purchaser of substantially all of Tenant’s assets located in the Premises, provided, however, that Tenant shall provide a copy of the documentation effecting such permitted transfer as soon as reasonably possible either prior to or after the effective date thereof; and provided further, that in the event of a permitted transfer, the assignee shall be deemed to have assumed all of the obligations of the Tenant hereunder from and after the effective date of the assignment, and in the case of a permitted subletting, the subtenant shall be deemed to have agreed to comply with all of Tenant’s obligations under this Lease applicable to the subleased Premises from and after the effective date of the sublease, and, at Landlord’s option, will agree to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires.  Neither the sale or transfer of Tenant’s capital stock, including, without limitation, a transfer in connection with the merger, consolidation or nonbankruptcy reorganization of Tenant and any sale through any private or public offering, nor the pledge of or grant of a security interest in any of the Tenant’s capital stock shall be deemed an assignment, subletting or other transfer of the Lease or the Premises.

18.  CONVEYANCE BY LANDLORD.

If Landlord shall at any time transfer its interest in the Building or this Lease, Landlord shall be released of any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord’s successors for performance of such obligations.  This Lease shall not be affected by any such transfer.

19.  ESTOPPEL CERTIFICATE.

Each party shall, within ten (10) days of receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims.  The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested.  Failure to deliver such statement within the time required shall be conclusive evidence against the non-certifying party that this Lease, with any amendments identified by the requesting party, is in full force and effect, that there are no uncured defaults by the requesting party, that not more than one month’s Rent has been paid in advance, that the non-certifying party has not paid any security deposit, and that the non-certifying party has no claims or offsets against the requesting party.

20.  SECURITY DEPOSIT.

A.                                    Use of Security Deposit.  Tenant shall deposit with Landlord the sum of Twenty Thousand Dollars ($20,000) in cash on the date of this Lease as security for the performance of all of Tenant’s obligations under the Lease.  In addition, within five (5) days after Landlord so requests, which in no event shall be later than the date Tenant first occupies the Premise, Tenant will either (a) deliver to Landlord documents, bank statements, and reports (including in particular statements of account issued by banks and investment firms) that show to Landlord’s reasonable satisfaction that Tenant has an unrestricted cash balance of at least $1 million in good and immediately available funds (not including amounts that could be drawn on under lines of credit or other debt agreements), or (b) deliver to Landlord an additional Forty Thousand Dollars ($40,000) in the form of a Letter of Credit as described in Section 20.B below.  The cash deposit and the Letter of Credit are together referred to herein as the “Security Deposit”.  Landlord may keep the cash deposit in its general funds and will not be required to pay interest to Tenant on the cash deposit amount.

If Tenant defaults under this Lease, Landlord may use all or any part of the Security Deposit to make any defaulted payment, to pay for Landlord’s cure of any defaulted obligation.  If any portion of the Security Deposit is used, then Tenant shall within five (5) days after demand from Landlord restore the Security Deposit to its then-full amount.  If Tenant performs all of its obligations under this Lease and returns the Premises to Landlord at the end of the Term in the condition required by this Lease, then Landlord shall return the cash deposit to Tenant.  Further, if either (i) Tenant performs all of its obligations under this Lease and returns the Premises to Landlord at the end of the Term in the condition required by this Lease, or (ii) on January 1, 2002 and no Event of Default has occurred, Landlord shall release the Letter of Credit and return the original of the Letter of Credit to Tenant within thirty (30) days after such date.  The Security Deposit shall not serve as an advance payment of Rent or a measure of Landlord’s damages for any default under this Lease.

If Landlord transfers its interest in the Building or this Lease, Landlord may transfer its interest in the Security Deposit to its transferee.  At any time, upon request by Landlord or its transferee Tenant shall cause a new Letter of Credit to be issued in favor of Landlord’s transferee.

B.                                    Letter of Credit.  As used in this Lease, “Letter of Credit” means an unconditional and irrevocable letter of credit issued by a federally-insured banking institution reasonably acceptable to Landlord in the amount of Forty Thousand Dollars ($40,000).  If the Letter of Credit (or any replacement thereof) is issued for an effective period of time less than the sixty-six month initial Term of this Lease, then Tenant shall from time to time, and not later than thirty (30) days before the expiration of the Letter of Credit, replace each such expiring Letter of Credit with a new Letter of Credit in the same amount and on the same terms and conditions as the expiring Letter of Credit.  Landlord (or its transferee, as provided in Section 20.A above) may draw on the Letter of Credit (and any replacement thereof) under the terms and conditions provided in this Section 20.  Tenant’s failure to renew the Letter of Credit at least thirty (30) days before it expires is an Event of Default under this Lease and shall entitle Landlord, in addition to the other remedies contained in this Lease, and without any further notice to Tenant, to draw on the Letter of Credit.  If Landlord fails for any reason to draw on the Letter of Credit before it expires (or if the issuer is unable to honor such draw request for any reason, including due to governmental regulatory intervention or financial deterioration), then Tenant shall on demand from Landlord, immediately deliver to Landlord a replacement Letter of Credit in the same amount as the Letter of Credit that had expired (or had been rendered incapable of being honored).

C.            Waiver.  Notwithstanding anything to the contrary contained herein, Tenant knowingly, and on advice of counsel, waives any right it may have to enjoin, declare or otherwise prohibit the issuer of the Letter of Credit from paying, or Landlord from drawing on, the Letter of Credit, provided however, that the Letter of Credit is drawn upon by Landlord in accordance with the terms hereof.  If Tenant attempts to obtain, or obtains, an injunction or other legal writ that prevents the issuer from paying, or Landlord from drawing on, the Letter of Credit and such action is in accordance with the terms hereof, then Tenant shall immediately, without further notice from Landlord either (a) extend the Letter of Credit during the time period ending ten (10) days after expiration of the injunction or other legal writ; or (b) provide Landlord other reasonably satisfactory security.  In the case of litigation concerning the Letter of Credit and Landlord’s rights thereto, prevailing party shall promptly be reimbursed its attorneys’ fees, court costs, and other expenses related to the litigation by the other party.

21.  FORCE MAJEURE.

Landlord shall not be in default under this Lease to the extent Landlord is unable to perform any of its obligations on account of any strike or labor problem, energy shortage, governmental preemption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of Landlord (“Force Majeure”).

22.  TENANT’S PERSONAL PROPERTY AND FIXTURES.

  In addition to any statutory lien, Tenant hereby grants to Landlord a lien against and security interest in all of Tenant’s personal property and fixtures now or hereafter located within the Premises as security for performance of all of Tenant’s obligations under this Lease.  Tenant may replace such personal property and fixtures with items of equal or better quality, but shall not otherwise remove them from the Premises without the consent of Landlord until all of the obligations of Tenant under this Lease have been performed.  This Lease constitutes a security agreement creating a security interest in such property in favor of Landlord, subject only to the liens of existing creditors, and Landlord may at any time file this Lease as a financing statement under the Uniform Commercial Code of the state in which the Project is located.  Alternatively, if requested to do so by Landlord, Tenant shall execute and deliver within ten (10) days of such request a Form UCC-1 Financing Statement wherein Landlord is the Secured Party and Tenant is the Debtor.

23.  NOTICES.

All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

A.            Landlord.  To Landlord as follows:

CarrAmerica Realty Corporation
10785 Willows Road NE, Suite 250
Redmond, WA  98052
Attn:  Market Officer

with a copy to:

CarrAmerica Realty Corporation
1850 K Street, NW
Suite 500
Washington, D.C. 20006
Attn:  Lease Administration

or to such other person at such other address as Landlord may designate by notice to Tenant.

B.            Tenant.  To Tenant as follows:

Focus Enhancements, Inc.
600 Research Drive
Wilmington, MA 01887
Attn: General Counsel

or to such other person at such other address as Tenant may designate by notice to Landlord.

Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid.  Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one business day in the case of overnight courier.

24.  QUIET POSSESSION.

So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord.

25.  REAL ESTATE BROKER.

Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Lease.  Tenant shall indemnify and defend Landlord against any claims by any other broker or third party for any payment of any kind in connection with this Lease.

26.  MISCELLANEOUS.

A.            Successors and Assigns.  Subject to the limits on Tenant’s assignment contained in Section 17, the provisions of this Lease shall be binding on and inure to the benefit of all successors and assigns of Landlord and Tenant.

B.            Date Payments Are Due.  Except for payments to be made by Tenant under this Lease which are due upon demand or are due in advance (such as Base Rent), Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within ten days of Tenant’s receipt of Landlord’s statement, provided such sums are due and owing pursuant to this Lease.

C.            Meaning of “Landlord”, “Re-Entry, “including” and “Affiliate.”  The term “Landlord” means only the owner of the Project and the lessor’s interest in this Lease from time to time.  The words “re-entry” and “re-enter” are not restricted to their technical legal meaning.  The words “including” and similar words shall mean “without limitation.”  The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity.  “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

D.            Time of the Essence.  Time is of the essence of each provision of this Lease.

E.             No Option.  This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

F.             Severability.  The unenforceability of any provision of this Lease shall not affect any other provision.

G.            Governing Law.  This Lease shall be governed in all respects by Oregon law, without regard to the principles of conflicts of laws.

H.            Lease Modification.  Tenant agrees to modify this Lease in any way requested by a mortgagee which does not cause increased expense to Tenant or otherwise materially adversely affect Tenant’s interests under this Lease.  Any expense incurred by Tenant in the review of such changes shall be borne by Landlord.

I.              No Oral Modification.  No modification of this Lease shall be effective unless it is a written modification signed by both parties.

J.             Landlord’s Right to Cure.  If Landlord breaches any of its obligations under this Lease, Tenant shall notify Landlord in writing and shall take no action respecting such breach so long as Landlord promptly begins to cure the breach and diligently pursues such cure to its completion, providing however, that such breach does not materially interfere with Tenant’s quiet enjoyment of the Premises.  Landlord may cure any default by Tenant; any expenses incurred shall become Additional Rent due from Tenant on demand by Landlord.

K.            Captions.  The captions used in this Lease shall have no effect on the construction of this Lease.

L.            Authority.  Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

M.           Landlord’s Enforcement of Remedies.  Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

N.            Entire Agreement.  This Lease, together with all Appendices, constitutes the entire agreement between the parties.  No representations or agreements of any kind have been made by either party which are not contained in this Lease.

O.            Landlord’s Title.  Landlord’s title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.

P.            Light and Air Rights.  Landlord does not grant in this Lease any rights to light and air in connection with Project.  Landlord reserves to itself, the Land, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

Q.            Singular and Plural.  Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular.  For example, if at  any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

R.            No Recording by Tenant.  Tenant shall not record any memorandum or any portion of this Lease.

S.            Exclusivity.  Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

T.            No Construction Against Drafting Party.  The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

U.            Survival.  All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease.

V.            Rent Not Based on Income.  No rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises.  Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

W.           Building Manager and Service Providers.  Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

X.            Late Charge and Interest on Late Payments.  Without limiting the provisions of Section 12A, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five (5) business days after the same becomes due and payable, then Tenant shall pay a late charge equal to the greater of five percent (5%) of the amount due or $250.  In addition interest shall be paid to Tenant to Landlord on any late payments of Rent from the date due until paid at the rate provided in Section 2D(2).  Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.

Y.            Tenant’s Financial Statements.  Within ten (10) days after Landlord’s written request therefor, Tenant shall deliver to Landlord the current audited annual and quarterly financial statements of Tenant, and annual audited financial statements of the two (2) years prior to the current year’s financial statements, each with an option of a certified public accountant and including a balance sheet and profit and loss statement, all prepared in accordance with generally accepted accounting principles consistently applied.

Z.            Parking.  Landlord shall maintain a parking ratio in the parking area serving the Premises of four (4) cars per 1,000 RSF of Premises.

27.  UNRELATED BUSINESS INCOME.

If Landlord reasonably believes at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any reasonable amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

28.  HAZARDOUS SUBSTANCES.

Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project unless Landlord has consented to such storage or use in its sole discretion.  “Hazardous Substances” include those hazardous substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws.  If any lender or governmental agency shall require testing for Hazardous Substances in the Premises, Tenant shall pay for such testing.

29.  EXCULPATION.

Landlord shall have no personal liability under this Lease; its liability shall be limited to its interest in the Project, and shall not extend to any other property or assets of the Landlord.  In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord’s obligations hereunder.

30.  UTILITY DEREGULATION.

A.            Landlord Controls Selection.  Landlord has chosen Portland General Electric and Duke Power (each, an “Electric Service Provider”) to provide electricity service for the Building.  Notwithstanding the foregoing, to the extent permitted by law, Landlord may at any time and from time to time during the Lease Term, either contract for service from a different company or companies providing electricity service (each such company, an “Alternative Service Provider”) or continue to contract for service from the Electric Service Provider.

B.            Tenant Will Provide Access.  Tenant will cooperate with Landlord, the Electric Service Provider, and any Alternative Service Provider at all times and, as reasonably necessary, will allow Landlord, Electric Service Provider, and any Alternative Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery in the Premises, subject to the other limitations set forth in this Lease.

C.            Landlord Not Responsible for Change in Service.  Landlord will have no liability for any loss, damage, or expense Tenant may incur (a) by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or (b) if the quantity or character of the electric energy supplied by the Electric Service Provider or any Alternative Service Provider is no longer available or suitable for Tenant’s requirements.  No such change, failure, defect, unavailability, or unsuitability will constitute an actual or constructive eviction of Tenant, in whole or in part, entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under this Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Lease.

LANDLORD:

CARRAMERICA REALTY CORPORATION, a Maryland corporation

By:	/s/ Linda Madrid
Print Name:	Linda Madrid
Print Title:	General Counsel and Corp Secretary

TENANT:

FOCUS ENHANCEMENTS, INC., a Delaware corporation

By:	/s/ Chris Ricci
Print Name:	Chris Ricci
Print Title:	Sr. VP and General Counsel

Attachments:

Appendix A	–	Plan of Premises
Appendix B	–	Rules and Regulations
Appendix C	–	Tenant Improvement Agreement
Appendix D	–	Mortgages Currently Affecting the Project
Appendix E	–	Commencement Date Confirmation
Appendix F	–	Legal Description
Addendum 1	–	Renewal Option
Addendum 2	–	Right of First Offer